Exhibit 99.1

Memorandum

To:	Board of Directors and General Dynamics Corporate Officers
From:	D. A. Savner
W. M. Oliver
Date:	March 21, 2003
Re:	Cancelled Blackout Period for Directors and Executive Officers

I am writing to inform you that, effective immediately, the Company is deferring the transition of the General Dynamics 401(k) SSIP Plans to CitiStreet. The direct impact is that there will no longer be a temporary blackout of any 401(k) plan features during March and April 2003. Therefore, for executive officers or directors of the Company, the related blackout on trading in Company securities from March 27 to April 14, 2003 is no longer effective. Therefore, please disregard the prior notice regarding this SSIP-related blackout, which I sent to you by a memorandum dated January 30, 2003.

Please be aware that although this blackout period is cancelled, you are still subject to the Company’s usual rule against trading in Company securities from the first day of the month in which quarterly earnings are released until the end of the third day following the quarterly earnings release. The first quarter’s earnings release is scheduled for April 16, 2003. Therefore, you may not trade in Company securities from April 1 through April 18.

I will keep you fully informed of any further changes. In the meantime, please call me or Tommy Augustsson (703-876-3473) with any questions.

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3010
Fax 703 876 3554
dsavner@generaldynamics.com	General Dynamics Private Information